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                                                                     EXHIBIT 5

                        [THOMPSON COBURN LLP LETTERHEAD]

April 9, 2003


Allegiant Bancorp, Inc.
10401 Clayton Road
St. Louis, MO 63131

Re: Registration Statement pursuant to Rule 462(b)

Ladies and Gentlemen:

We have acted as counsel for Allegiant Bancorp, Inc., a Missouri corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 115,000 shares ("Shares") of the common stock of the Company, $0.01 par value per share, of which up to 15,000 Shares may be sold by the Company solely to cover over-allotments in connection with the offering. The Shares are proposed to be sold on the terms and conditions set forth in an underwriting agreement by and among the Company, Legg Mason Wood Walker, Incorporated, RBC Dain Rauscher Inc., Stifel, Nicolaus & Company, Incorporated and Howe Barnes Investments, Inc. (the "Underwriting Agreement"). In connection with this opinion, we have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity of the originals of all documents submitted to us as copies.

Based only on the foregoing, the undersigned is of the opinion that, when the sale of the Shares has been consummated pursuant to the Underwriting Agreement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the reference to this opinion and to Thompson Coburn LLP in the prospectus to be filed under Rule 424(b) under the Act under the caption "Legal Matters" and the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Thompson Coburn LLP